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                                                                   Exhibit 10.35

[EXEGENICS LOGO]

April 10, 2003

Dorit Arad, D.Sc.
16901 Park Hill Drive
Dallas, Texas 75225

Dear Dr. Arad:

     In accordance with Section 6(d) and 7(a) of that certain Employment Agreement, dated as of July 1, 2002 (the "Employment Agreement"), by and between you and eXegenics, Inc. (the "Company"), please be advised that your employment with the Company is to be terminated as of April 15, 2003 (the "Termination Date"). (Capitalized terms used in this letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.)

     While your employment with the Company has been terminated, we wish to remind you of your obligations to cooperate with the Company in all matters relating to the winding-up of your work with the Company under Section 7(d) of the Employment Agreement. In connection with such required cooperation, please:

     a. take all actions and do all things reasonably necessary (including the completion of the plan of action annexed to this letter as Exhibit A) to ensure that all hardware, software, chemicals (novel, hazardous, and non-hazardous), data and information, including, without limitation, laboratory notebooks, relating to any and all research, experiments or other projects with which you have been involved on the Company's behalf (each, a "Project," and collectively, the "Projects") are properly updated, organized and stored in a manner which will facilitate the ongoing nature of any Project or the transfer of any Project (or information relating thereto) to a third party;

     b. prepare a summary of the status of any completed, on-going or future planned Project, such summary to include: (A) the purpose of the Project, (B) the date started (or anticipated date started), (C) the date of completion (or anticipated date of completion), (D) a list of the personnel involved (or to be involved) with such Project and their respective roles, (E) a description of each stage of the Project, including, if applicable, identification of which stages have been completed and which are on-going, and (F) a description of the importance of each such stage to a potential sale or other transfer of the Project to a third party;
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                                [EXEGENICS LOGO]

Dorit Arad, D.Sc.
April 8, 2003
Page 2


     c. prepare a summary of all biological and other experimental materials involved in any completed, ongoing or future planned Project, including
        (A) the nature of material (e.g., cell line, antibodies, bacterial strain, etc.), (B) personnel currently responsible for maintaining such material, (C) actions required to preserve the material, and (D) such other information as you deem relevant to the preservation of the material;


     d. prepare a summary of all patents and patent applications which relate to any Project or in which you have any right, title and interest and, if requested by the Company, shall assign by executing proper instruments of assignment any such right, title and interest to the Company;


     e. following completion of the above, return to the Company all documents (and any copies thereof and property of the Company in your possession, including, without limitation, all keys, badges, credit cards, phone cards, cellular phones, computers, etc.; and


     f. respond to all inquiries relating to your employment with the Company or any other issues that you were involved with or had knowledge of during the course of such employment that may be posed from time to time by the Company.


     Please be advised that your failure to comply with the foregoing shall constitute a breach of the Employment Agreement and shall relieve the Company of any further obligations thereunder (including, without limitation, the obligation to make payments under Section 7(c) of the Employment Agreement or under any provision of this letter) and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any consideration already paid to you pursuant to such terms.


     Any compensation payable to you from the date hereof through the Termination Date shall be as specified in the Employment Agreement. As of the Termination Date you will cease to accrue vacation days and any accrued vacation owed to you as of the Termination Date will be paid out to you in your final paycheck that will be issued on April 14, 2004.


     Pursuant to Section 7(c) of the Employment Agreement, the Company will continue to pay you your current salary, based on the rate of $190,000 per annum, for the twelve months following the Termination Date (or through April 14, 2004), payable in accordance with the Company's customary payroll practices.

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[EXEGENICS LOGO]


Dorit Arad, D.Sc.
April 8, 2003
Page 3


     As specified in the Employment Agreement, the effect of this termination on your Initial Option and each Milestone Option, if any, shall be governed by the applicable option agreements and the Company's Option Plan.

     You shall remain insured under the Company's health insurance plan through the Termination Date, and your health insurance benefits will terminate as of the day immediately following the Termination Date. The Company will provide you with a separate notice regarding your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), your eligibility to continue health insurance coverage and the costs to you of same. If you elect to continue your health insurance benefits pursuant to the terms of COBRA, the Company will reimburse you for the COBRA premium payments paid by you with respect to coverage for the first 90 days following the Termination Date, plus an amount equal to your estimated federal income taxes on such reimbursement payments based on a tax rate of 35.5%. Such payments shall be made to you promptly following the Company's receipt of evidence of your election to continue health insurance benefits pursuant to COBRA and your payment of premiums for such 90-day period. Your other benefits, which include a $600 per month car allowance, shall terminate immediately.

     We further wish to remind you of your obligations under the Non-Competition Agreement, dated as of August 19, 2002, by and between you and the Company, as your obligations under such agreements survive the termination of your employment.

     Please contact Ronald L. Goode, Ph.D., if you have any questions regarding the foregoing.


                                             Very truly yours,
                                             EXEGENICS, INC.

                                             /s/ Ronald L. Goode
                                             ----------------------------------
                                             Ronald L. Goode, Ph.D.,
                                             Chairman of the Board of Directors
                                             of eXegenics, Inc.




Enclosures